Exhibit 1(a)

PRICING AGREEMENT

January 12, 2005

Lehman Brothers Inc.

Morgan Stanley & Co. Incorporated

    As Representatives of the several

    Underwriters named in Schedule I hereto

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, NY 10019

and

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 18, 2003, (the “Underwriting Agreement”), between the Company, on the one hand, and you, as parties deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agree, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ Steven R. Zielske
Name:	Steven R. Zielske
Title:	Vice President of Finance and Assistant Treasurer

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Accepted as of the date hereof:

LEHMAN BROTHERS INC.

By:	/s/ Allen B. Cutler
Name:	Allen B. Cutler
Title:	Managing Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Harold J. Hendershot III
Name:	Harold J. Hendershot III
Title:	Executive Director

For themselves and as Representatives of the several

Underwriters named in Schedule I hereto

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SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Lehman Brothers Inc.	$350,000,000

Morgan Stanley & Co. Incorporated	350,000,000

Citigroup Global Markets Inc.	120,000,000

J.P. Morgan Securities Inc.	120,000,000

Blaylock & Partners, L.P.	30,000,000

Samuel A. Ramirez & Co., Inc.	30,000,000

TOTAL	$1,000,000,000

Schedule I

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

4.00% Notes Due 2010 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

$1,000,000,000.00.

PRICE TO PUBLIC:

99.509% of the principal amount of the Notes, plus accrued interest, if any, from January 20, 2005.

PURCHASE PRICE TO UNDERWRITERS, SELLING CONCESSIONS AND REALLOWANCE CONCESSIONS:

The purchase price to the Underwriters shall be 99.159% of the principal amount of the Notes, plus accrued interest, if any, from January 20, 2005; and the selling concession shall be 0.150% and the reallowance concession shall be 0.075%, in each case of the principal amount of the Notes.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds by wire.

INDENTURE:

Indenture dated as of December 11, 2002, between the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee.

MATURITY:

January 15, 2010.

INTEREST RATE:

4.00% from and including January 20, 2005. Accrued and unpaid interest shall be payable semi-annually in arrears and shall be calculated on the basis of a 360-day year of twelve 30-day months.

In addition, the Company shall pay Additional Amounts to holders of the Notes as, and to the extent set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

Schedule II – Page 1

INTEREST PAYMENT DATES:

January 15 and July 15 of each year, commencing on July 15, 2005.

INTEREST PAYMENT RECORD DATES:

January 1 and July 1 of each year, commencing on July 1, 2004.

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon a Tax Event” in the Prospectus Supplement dated the date hereof relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated January 12, 2005 (the “Prospectus Supplement”) to the Prospectus dated December 27, 2002 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on January 20, 2005.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036

Schedule II – Page 2

ADDRESSES FOR NOTICES:

Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019 Attention: Debt Capital Markets Consumer Retail Group (with a copy to the General Counsel at the above address) Fax: (212) 526-0943	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036

OTHER MATTERS:

(A)	Each of the Underwriters hereby represents to, and agrees with, the Company that: (i) it has not offered or sold and, prior to the expiry of a period of six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(B)	Each of the Underwriters hereby acknowledges and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

(C)	Each of the Underwriters hereby represents and agrees that (a) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any Notes other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”); (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the

Schedule II – Page 3

purposes of issue, and will not issue or have in its possession for the purposes of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

(D)	Each of the Underwriters hereby represents and agrees that it has not circulated or distributed the Prospectus Supplement and the Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, nor has it offered or sold the Notes, or made an invitation for subscription or purchase of the Notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

(E)	Each of the Underwriters hereby agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

(F)	Each of the Underwriters hereby represents and agrees that it has not and will not offer, sell or deliver any of the Notes directly or indirectly or distribute the Prospectus Supplement and the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in this Pricing Agreement and the Underwriting Agreement.

(G)	The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

(1) the names of the Underwriters on the front and back cover pages of the Prospectus Supplement;

(2) the third paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

Schedule II – Page 4

(3) the first sentence of the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriters;

(4) the fourth paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters; and

(5) the first and fourth sentences of the second paragraph on page S-17 concerning Market Axess Inc. and electronic distribution of prospectuses.

Schedule II – Page 5